EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Community First, Inc. of our report dated March 3, 2006, on the consolidated financial statements of Community First, Inc. as of December 31, 2005 and 2004 and for the years then ended. We also consent to the reference to us under the heading “Experts” in the prospectus.
/s/ Crowe Chizek and Company LLC
Brentwood, Tennessee
November 22, 2006